Exhibit 3.49

CORPORATE ACCESS NUMBER: 2016845493

BUSINESS CORPORATIONS ACT

CERTIFICATE

OF

INCORPORATION

NISKA CANADA GP ULC

WAS INCORPORATED IN ALBERTA ON 2012/06/19.

FORM 1

BUSINESS CORPORATIONS ACT

Alberta	Articles of Incorporation

1.	Name of Corporation

NISKA CANADA GP ULC

2.	The classes of shares, and any maximum number of shares that the corporation is authorized to issue:

One class of shares, to be designated as “Common Shares”, in an unlimited number.

3.	Restrictions on share transfers (if any):

The attached Schedule of Restrictions on Share Transfers is incorporated into and forms part of this form.

4.	Number, or minimum and maximum number, of directors that the corporation may have:

Not less than One (1) director and not more than Seven (7) directors.

5.	If the corporation is restricted FROM carrying on a certain business, or restricted TO carrying on a certain business, specify the restriction(s):

None

6.	Other rules or provisions (if any):

The attached Schedule of Other Provisions is incorporated into and forms part of this form.

7.	Dated: June 19, 2012

Incorporators

Name of Person Authorizing (please print)	Address: (including postal code)	Signature

Patrick J. Brennan	4500, 855 - 2nd Street S.W.	/s/ Patrick J. Brennan
Calgary, Alberta T2P 4K7

REGISTERED ON
THE ALBERTA REGISTRIES
CORES SYSTEM

JUN 19 2012

/s/ Authorized Person

SCHEDULE OF RESTRICTIONS ON SHARE TRANSFERS

The right to transfer shares of the Corporation is restricted in that no shareholder shall be entitled to transfer any share or shares in the capital of the Corporation to any person who is not a shareholder of the Corporation unless the transfer has been approved by the board of directors of the Corporation.

SCHEDULE OF OTHER PROVISIONS

1.                                      The number of direct or indirect beneficial owners of securities of the Corporation will be limited to not more than 50, not including employees and former employees of the Corporation or any of its affiliates, provided that each person is counted as one beneficial owner unless the person is created or used solely to purchase or hold securities of the Corporation, in which case each beneficial owner or each beneficiary of the person, as the case may be, shall be counted as a separate beneficial owner. For purposes of this paragraph, the term “securities” does not include non-convertible debt securities of the Corporation.

2.                                      Any invitation to the public to subscribe for securities of the Corporation is prohibited.

3.                                      The Corporation has a lien on the shares of a shareholder or his legal representative for a debt of that shareholder to the Corporation.

4.                                      The right to transfer securities of the Corporation, other than non-convertible debt securities, is restricted in that no securityholder shall be entitled to transfer any securities of the Corporation to any person who is not a securityholder of the Corporation unless the transfer has been approved by the board of directors of the Corporation.

5.                                      The liability of each of the shareholders of the Unlimited Liability Corporation, for any liability, act or default of the Unlimited Liability Corporation, is unlimited in extent and joint and several in nature.